EXHIBIT 15.1

The following is a free English translation of the French original for information purposes only, with no binding or other effect.

Report of the Chairman of the Board of Directors to the Shareholders’ Meeting

of May 7, 2008 regarding internal control procedures

(fiscal year ending December 31, 2007)

(Excerpt of report required by Art. 117 of the French Financial Security Law (Loi de Sécurité Financière))

I. Objectives of internal control

Veolia Environnement, as a company listed on the Paris and New York (NYSE) Stock Exchanges, is subject to the provisions of the French law known as the Financial Security Law, and to the Sarbanes-Oxley (SOX) Act. In particular, with effect from the fiscal year 2006, Article 404 of the SOX Act relating to the assessment of financial reporting by internal control, will apply to the Company.

A – Definition and objectives of internal control

The internal control procedures in force within the Group are intended:

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to ensure that acts of management take place within the framework provided by the applicable laws and regulations, Company bodies, and the values, standards and rules of the business, as well as within the framework of the strategy and objectives defined by the Company’s general management; and

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to ensure that the accounting, financial and management information provided to Company bodies genuinely reflects the business and situation of the Company and the Group.

The principal objective of the internal control system is to prevent and manage risks arising from the business of the Company, and in particular the risk of errors or fraud in the area of accounting and financial matters. Like any system of control, it cannot, however, provide an absolute guarantee that such risks will be completely eliminated.

B – Scope of this report

The internal accounting and financial control measures described in this report apply to the parent company and those companies that are included in the Group’s consolidated financial statements.

C – Organization / Framework

This report is organized in accordance with the five components of the model of internal control promoted by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”): the general control environment; risk management; and control, communication and steering activities. This model, which is recognized internationally, is the reference for the Group’s control system.

D – Sources and development of the report

This report has been prepared based on the feedback provided by the departments involved, in particular that of the financial, legal, risk management and audit departments of the Group.  The managers of the internal control departments of the Group and of each of the Divisions (Veolia Eau, Veolia Energie (Dalkia), Veolia Propreté, Veolia Transport) have also actively contributed to the evaluation of internal control that is presented in this report. A summary of the information used in preparing and developing this report was presented to the Company’s Accounts and Audit Committee on February 29, 2008.

The Group’s audit, legal and financial departments drafted this report, which has been approved by the general management.

II. Control environment

A – Organization

Veolia Environnement is organized into four Divisions: Veolia Eau, Veolia Energie (Dalkia), Veolia Propreté and Veolia Transport.

Each division is managed by a Chief Executive Officer who is also a member of Veolia Environnement’s Executive Committee. This Committee contributes to the definition and supervision of the implementation of the Group’s strategic objectives. The business of the Group is based essentially on the management of long-term contracts in the water, energy services, waste management and transportation sectors. In order to facilitate the management of these contracts and to take into account the specific requirements of every customer, subsidiaries are often formed or maintained to manage significant contracts. The result is that each Division includes numerous subsidiaries that are themselves under the management of one or more company officers.

In this context, several steps have been taken by Veolia Environnement to raise the awareness of company officers of their responsibilities, particularly in the area of risk management and the establishment of reporting procedures, for example of a financial and legal nature, and to deploy management rules throughout the Group.

B - Ethics

Ethics, Commitment and Responsibility Program

Throughout 2007 and the beginning of 2008, the Group updated its compliance procedures concerning its Ethics, Commitment and Responsibility Program, established in 2004, which expresses the fundamental values to be shared by all employees such as respect for legality, loyalty, social responsibility, risk management, information, corporate governance and commitment to sustainable development. The program applies to all companies controlled by Veolia Environnement. Since ethics are the business of every employee, standards and procedures have been introduced to draw them to every employee’s attention. The support of Veolia Environnement’s management departments (legal, financial, risk management and audit) guarantees the consistency of the Company’s approach.

The program lays down specific rules of behavior.  Thus, transactions involving the purchase or sale of group securities by management executives in particular are specifically controlled.

Furthermore, the Program contains a Code of Financial Ethics applicable to the principal managers responsible for validating financial and accounting information. These managers are, in particular, subject to special obligations of integrity, diligence and vigilance as regards financial communications.

Rules of conduct and of vigilance are also applicable to all Group lawyers and external advisers.

Similarly, rules have been defined with regard to stakeholders outside the Group. Prepared in 2002, the Purchasing Charter defines the values and individual behavior to be observed in relations with suppliers. In this respect it constitutes a guide applicable to the Group’s purchasers. This Charter applies to all the Group’s purchases and supplies, whatever their size, without a minimum turnover requirement.

Furthermore, a framework procurement contract provides for explicit commitments on the part of suppliers as to compliance with employment legislation (prohibition on the employment of children and forced labor, implementation of safety rules, etc), ethical rules and environmental commitments (particularly as regards energy consumption, refuse and waste management). Veolia Environnement’s Group Purchasing Coordination Department ensures compliance with these commitments and carries out audits.

Ethics Committee

In March 2004, Veolia Environnement’s Executive Committee created an Ethics Committee comprising independent members and governed by internal regulations. Its role is to present any recommendation concerning the fundamental values of Veolia Environnement, to ensure that the Ethics, Commitment and Responsibility Program is widely distributed and understood, to investigate and report to the entities concerned any breach of the Group’s values, and to consider, in total independence and confidentiality, any difficulties relating to the application of the principles and values contained in the program. It can hear submissions from any Veolia Environnement employee, from the statutory auditors and from any third party, can request the intervention of the Audit Department and can use the services of third party experts. In 2007, it reported on its work to the Accounts and Audit Committee and the Executive Committee, and, on this occasion, stated its reasons for satisfaction as well as its expectations.

Reporting Fraud

As part of an ongoing improvement plan, a whistle-blowing program was introduced in 2005 and developed in 2006.  Under this program, financial and operational directors of the Group’s subsidiaries must inform the audit manager and the financial services manager of any known fraudulent activities that have direct or indirect accounting consequences.  Two main categories of fraudulent activity must be reported: (i) embezzlement, in particular the misappropriation of tangible or financial assets, available funds or company revenues by an employee or a person closely related to an employee; this category is characterized as a “transactional” risk in the internal control schema, and (ii) the misrepresentation regarding the company’s consolidated financial statements; this category is characterized as a “reporting risk” in the internal control schema.

The Accounts and Audit Committee receives reports of such activities twice a year, and more often if necessary. In 2007, the Accounts and Audit Committee received two such reports, and the information presented therein was taken into account in planning and defining the missions of the Accounts and Audit Committee.

C – Legal Structure and Delegations of Powers

The composition and functioning of the boards of directors of Veolia Environnement’s subsidiaries is closely monitored.  The choice of corporate officers is subject to a selection process and validation by Veolia Environnement’s general management.  In addition, a circular setting forth the rules regarding the delegation of signatures and the separation of functions has been distributed to all of the subsidiaries in order for them to make any necessary adjustments needed to conform their internal procedures to those of the Group.

Delegations of powers are established and managed by the legal departments, if necessary in collaboration with the internal control departments.

III. Risk management

In extension of the evaluation of financial internal control (Sarbanes-Oxley) and in order to strengthen the ability of the Group to anticipate, analyze and weigh risks of all kinds and to ensure the adequacy of the Group’s development in terms of such risks, a mapping of the major risks for the Group was prepared in 2006 at the level of each of the Divisions of Veolia Environnement from a central standpoint (150 managers interviewed within the Divisions of Veolia Environnement, using the same method) on the basis of one referential shared within the Group. Risks are analyzed not only as threats but also as opportunities. All risks, whether operational or strategic, are addressed.

The project, led by Group’s Risk Management department, is currently being implemented in cooperation with the Risk Management departments of the four Divisions: the mappings are distributed throughout the organization and risk reduction plans are created.

As part of the process initiated in 2006, each identified risk was evaluated (impact and frequency) and then progressively integrated into already established risk reduction elements. As a result, certain risks that are initially considered significant (gross risks) are later evaluated at an intermediary level (residual risks) because the associated reduction measures (action plans) are judged satisfactory.

For each significant risk, a risk owner has been identified in the Divisions who must design and implement the necessary action plans in order to limit exposure to the risk. Operational risks are thus controlled but remain the responsibility of the subsidiaries.

The Group’s risk committee follows the implementation of these plans. The organization of risk management within the Group was presented to the Accounts and Audit Committee at its meeting on November 8, 2007. This presentation gave the Accounts and Audit Committee a synthesized view of all risks (identification and evaluation of major risks) to which the Group is exposed, the status of the system’s implementation within the Group and the plans established for the 2008-2009 period.

IV. Control activities

A – Organization and procedures relating to the preparation and treatment of financial and accounting information

The implementation of an extended program of adaptation to IFRS accounting standards, along with and the creation of internal control departments within the finance departments at Group and Division levels, contribute directly to the reinforcement of internal control over the preparation and treatment of financial information. The Internal Control Departments complement the missions entrusted to the Audit Department.

Organization

An Internal Control Department was formed in 2004 within the Financial Services Department of the Group. It ensures the coordination of all the management departments involved so as to identify, standardize and improve the reliability of key procedures intended to produce items of financial information.

The Internal Control Department carries out its work with a particular focus on the three following areas:

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It identifies and formalizes the key processes for the preparation of financial information in procedures which are widely distributed and adapted to the various operational contexts,

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It harmonizes the management systems associated with their implementation,

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It ensures the adequacy of the skills available within the organization.

In order to apply this approach effectively, the Group’s Internal Control Department runs a network: an Internal Control Department has been created within each Division and internal control correspondents have been identified in the operational units of the four Divisions.

In 2007, the establishment of a permanent training scheme for the Group’s financiers intended to maintain a high level of competence in a rapidly changing regulatory environment was pursued. Three cycles of financial training were developed: financial issues in growth, financial aspects of contractual analysis and the production of financial statements and closing procedures.

Within the financial services department, the financial control department is responsible for the preparation of the group’s consolidated financial statements and financial documentation, as well as the definition and implementation of accounting principles, management methods and systems within the Group. It organizes the budgetary procedure and the monitoring of annual forecasts and takes part in long-term planning work. A new financial and consolidation reporting system was put in place in 2007, which reinforces controls and validation.

The Audit Department acts throughout the Group in accordance with a charter and an annual program. The Audit Department has 16 members.

The Audit Director reports to the Chairman and Chief Executive Officer of the Group. He takes part in meetings of the Accounts and Audit Committee and presents a summary of the work carried out together with a periodic business report and an audit program. In 2006 and 2007, the audit department was certified by the regulating body for internal auditors, the Institut Français de l’Audit et du Contrôle Interne (IFACI). Obtaining the certification establishes that the Group’s audit department carries out its missions in accordance with both French and international professional standards.  Several internal auditors have also obtained the Certified Internal Auditor (CIA) certificate after passing a rigorous examination.

The role of the Audit Department is, in particular, to monitor the efficiency of the internal control procedures and to identify improvements to be made. This is done essentially in two ways:

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By the application and use of an annual audit program.  43 missions were carried out in 2007.

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By a detailed and formal assessment of internal control. A program of self-evaluation questionnaires accompanied by tests has been sent out to more than 400 subsidiaries. The results are analyzed by the Audit and Internal Control Departments, where necessary in collaboration with the officers responsible for the functions concerned. This program contributes to the preparation of the internal control attestation which will be issued in accordance with Article 404 of the Sarbanes-Oxley Act.

This exercise involves the mobilization of very substantial resources, particularly within the Audit Department, the Group’s and Divisions’ Internal Control Departments and more widely among all the subsidiaries concerned. Approximately 1,200 people have contributed.  Numerous plans of action were undertaken in 2007, concerning notably informational system security, the formalization of procedures, and the separation of tasks.  This process was the subject of regular and thorough exchanges with the statutory auditors and the account and auditing department of the Board of Directors.  The review process in connection with article 404 of the Sarbanes-Oxley Act emphasizes the progress in quality of control made in 2007.

Procedures

In addition to Group procedures, which are detailed by process and accessible in both French and English on the Company intranet, and prior to the annual settlement of financial statements, a set of instructions is issued by the Financial Control Department to the principal accounting officers of the Group. It lists all the accounting and financial information necessary for the preparation of the published financial documentation. It recalls any new accounting regulations and provisions and specifies how they are to be applied.

The financial statements are gathered from a unified information system.

Upon receipt of the accounts, coordinating meetings are organized between the Group’s Finance Department and those of the Divisions. The purpose of these meetings is to verify that these accounts have been prepared in accordance with the rules and to assess how the principal aggregate figures and indicators have evolved compared to the previous fiscal year, as well as to carry out an analysis of the justification of the major components of the balance sheet. Furthermore, the Group’s Finance Department carries out a review of the financial statements of each Division and analyses variations in comparison with the previous fiscal year and budget forecasts.

The statutory auditors also conduct reviews of the procedures. They have access to the analyses carried out by the Group’s Finance Department by virtue of their participation in coordination meetings at Division and Group level.

B - Other control activities

The Group’s Tax Department contributes to the definition of consistent tax management procedures within the Group. A note has been prepared on the organization of the Group’s tax functions, which updates the missions, methods, responsibilities and operating principles of the network of tax officers. A number of key tax procedures dealing with risks, controls, use of advisers and subcontractors are in the process of being prepared or applied. Furthermore, the inclusion of the tax function in the accounting processes has been strengthened. The tax officers of each Division, liaising with the Group’s Tax Department, are responsible for their application through a network of tax correspondents based in the Group’s operational units.  The Group’s Tax Department is also closely involved in the process of closing the accounts in order to calculate tax charges.

The task of the Group’s Information Systems Department is to define the Group’s policy as regards information systems and to organize the network of IT technicians.

The Group’s Legal Department also contributes directly to the control activities. In particular, it has developed a procedure for reporting litigation and disputes and participates in the management of the Group’s off-balance sheet obligations.  Beginning in 2007, it also implemented an international training program about compliance with competition laws, with the goal of reaching several thousand executives.  Emphasis is also placed on the delegation of powers and their monitoring as well as the selection of the Group’s company officers.

Control structures have also been developed within the Group’s Divisions and subsidiaries.

Each Division has a Finance Department particularly in charge of the application of rules of consolidation and budgetary procedure at its level. More widely, a number of Group procedures had been applied within the Divisions according to defined delegation thresholds. This is the case, for example, of the procedure for the selection of investments.

In each subsidiary, specific procedures can be established depending, in particular, on the activity, the geographical location or the composition of the Company’s shareholders.

V.  Information and communication

The procedures developed by the Group are published on the Company’s intranet.

The Chief Executive Officers and Finance Directors of the Divisions provide the Group’s general management with so-called “affirmation” letters certifying in particular the accuracy of the financial and accounting information provided to the parent company and its compliance with the laws and regulations in force.

As is stated in the first part of this report, the Accounts and Audit Committee of the Board of Directors, together with the statutory auditors, examines the relevance and permanence of the accounting methods adopted for the establishment of the parent company and consolidated financial statements. It is regularly informed of the organization of internal control in relation to financial and accounting information, of the principal procedures and measures put in place in this context at Group level and of the contents and execution of the internal audit plan. This Committee met six times in 2007.

VI. Assessment of internal control over financial reporting (Section 404 of the Sarbanes-Oxley Act)

In accordance with U.S. laws and in respect of the Company’s 2006 annual report on Form 20-F filed with the SEC in June 2007, the general management of the Company prepared a report assessing internal control concluding that reasonable assurance was provided as to the reliability of financial reporting and the preparation of financial statements in accordance with IFRS accounting standards and U.S. GAAP.  This assessment was also audited by the statutory auditors, who provided a positive opinion.  This first assessment led the Company to implement in 2007 an action plan to improve the quality of internal control in preparation for the assessment which would take place for the fiscal year 2007.

VII. Running the business

A - General management

The running of the business and the coordination of internal control at Group level are the responsibility of general management and of the appropriate management departments. The Risk Management Committee and the Communications Committee created by general management also contribute to this.

B - The Risk Management Committee

Chaired by the Group’s Senior Executive Vice President, and organized by the Director of Risk Management, two or three representatives per Division together with the competent officers from Veolia Environnement meet at regular intervals. The task of this Committee is in particular to contribute to the mapping of the Group’s major risks to promote the exchange of best practice and to ensure that the Group’s risk strategy is implemented.  The Risk Management Committee met four times in 2007.

C - The Communication Committee

Meetings of the Communication Committee are chaired by the Chairman and Chief Executive Officer or, in his absence, by the Senior Executive Vice President. The Chief Executive Officers of each of the Divisions, the General Secretary and the principal managers of the Company’s central departments are also permanent members of this Committee.

The principal task of the Communication Committee is to define the process of preparation and drafting of the reference document and American annual report (Form 20-F), to examine the information provided and to approve the final version of the American annual report on Form 20-F intended to be filed with the American stock exchange authorities.  The Communication Committee met twice in 2007 in order to begin preparing the 2006 annual reports and to validate the American annual report on Form 20-F prior to its filing with the SEC.